INVESTMENT MANAGEMENT AGREEMENT

      INVESTMENT MANAGEMENT AGREEMENT made this 16th day of November, 2016, by and between FIRST TRUST SENIOR FLOATING RATE 2022 TARGET TERM FUND, a Massachusetts business trust (the "Trust"), and FIRST TRUST ADVISORS L.P., an Illinois limited partnership (the "Adviser") and registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act").

                                  WITNESSETH:

      In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

       1. The Trust hereby engages the Adviser to act as the investment adviser for, and to set the overall investment strategy and manage the investment and reinvestment of the assets of, the Trust in accordance with the Trust's investment objective and policies and limitations, and to administer the Trust's affairs to the extent requested by and subject to the supervision of the Board of Trustees of the Trust (the "Board of Trustees") for the period and upon the terms herein set forth. The investment of the Trust's assets shall be subject to the Trust's policies, restrictions and limitations with respect to portfolio investments as set forth in the Trust's then current registration statement under the Investment Company Act of 1940 (the "1940 Act"), and all applicable laws and the regulations of the Securities and Exchange Commission ("SEC") relating to the management of registered closed-end management investment companies.

      The Adviser accepts such employment and agrees during such period to render such services, to furnish office facilities and equipment and clerical, bookkeeping and administrative services (other than such services, if any, provided by the Trust's transfer agent, administrator or other service providers) for the Trust, to permit any of its officers or employees to serve without compensation as trustees or officers of the Trust if elected or appointed to such positions, and to assume the obligations herein set forth for the compensation herein provided. The Adviser shall at its own expense furnish all executive and other personnel, office space, and office facilities required to render the investment management and administrative services set forth in this Agreement. In the event that the Adviser pays or assumes any expenses of the Trust not required to be paid or assumed by the Adviser under this Agreement, the Adviser shall not be obligated hereby to pay or assume the same or similar expense in the future; provided that nothing contained herein shall be deemed to relieve the Adviser of any obligation to the Trust under any separate agreement or arrangement between the parties.

       2. The Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall neither have the authority to act for nor represent the Trust in any way, nor otherwise be deemed an agent of the Trust.

       3. For the services rendered, facilities provided and charges assumed and paid by the Adviser hereunder, the Trust will pay to the Adviser, at the end of each calendar month, and the Adviser agrees to accept as full compensation therefor, an investment management fee equal to the annual rate of 0.85% of the


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Trust's Managed Assets, as such term is defined herein. For purposes of calculating the management fee, "Managed Assets" means the average daily gross asset value of the Trust (which includes assets attributable to the Trust's Preferred Shares (as such term is defined in the Trust's prospectus), if any, and the principal amount of any borrowings or commercial paper or notes issued by the Trust), minus the sum of the Trust's accrued and unpaid dividends on any outstanding Preferred Shares and accrued liabilities (other than the principal amount of any borrowings of money incurred or of commercial paper or notes issued by the Trust). For purposes of determining Managed Assets, the liquidation preference of any outstanding Preferred Shares of the Trust is not treated as a liability.

      For the month and year in which this Agreement becomes effective, or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement shall have been in effect during the month and year, respectively. The services of the Adviser to the Trust under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.

       4. The Adviser shall arrange for suitably qualified officers or employees of the Adviser to serve, without compensation from the Trust, as trustees, officers or agents of the Trust, if duly elected or appointed to such positions, and subject to their individual consent and to any limitations imposed by law.

       5. For purposes of this Agreement, brokerage commissions paid by the Trust upon the purchase or sale of the Trust's portfolio securities or other assets shall be considered a cost of securities or assets of the Trust and shall be paid by the Trust.

       6. The Adviser is authorized to select the brokers, dealers, futures commission merchants, banks, or any other agent or counterparty that will execute the purchases and sales of the Trust's portfolio investments on behalf of the Trust, and is directed to use its commercially reasonable efforts to obtain best execution, which includes most favorable net results and execution of the Trust's orders, taking into account all appropriate factors, including price, dealer spread or commission, size and difficulty of the transaction and research or other services provided. Subject to approval by the Trust's Board of Trustees and to the extent permitted by and in conformance with applicable law and the rules and regulations thereunder (including Rule 17e-1 under the 1940
Act), the Adviser may select brokers, dealers, futures commission merchants or other persons affiliated with the Adviser. It is understood that the Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Trust, or be in breach of any obligation owing to the Trust under this Agreement, or otherwise, solely by reason of its having caused the Trust to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction for the Trust in excess of the amount of commission another member of an exchange, broker or dealer would have charged if the Adviser determines in good faith that the commission paid was reasonable in relation to the brokerage or research services provided by such member, broker or dealer, viewed in terms of that particular transaction or the Adviser's overall responsibilities with respect to its accounts, including the Trust, as to which it exercises investment discretion.


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      In addition, the Adviser may, to the extent permitted by applicable law and the rules and regulations thereunder, aggregate purchase and sale orders of securities or other instruments placed with respect to the assets of the Trust with similar orders being made simultaneously for other accounts managed by the Adviser or its affiliates, if in the Adviser's reasonable judgment such aggregation shall result in an overall economic benefit to the Trust, taking into consideration the selling or purchase price, brokerage commissions and other expenses. In the event that a purchase or sale of an asset of the Trust occurs as part of any aggregate sale or purchase orders, the objective of the Adviser and any of its affiliates involved in such transaction shall be to allocate the assets so purchased or sold, as well as expenses incurred in the transaction, among the Trust and other accounts in an equitable manner. Nevertheless, the Trust acknowledges that under some circumstances, such allocation may adversely affect the Trust with respect to, among other things, the price or size of the assets obtainable or salable. Whenever the Trust and one or more other investment advisory clients of the Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by the Adviser to be equitable to each, although such allocation may result in a delay in one or more client accounts being fully invested that would not occur if such an allocation were not made. Moreover, it is possible that due to differing investment objectives or for other reasons, the Adviser and its affiliates may purchase securities or other instruments of an issuer for one client and at approximately the same time recommend selling or sell the same or similar types of securities, assets or instruments for another client.

      The Adviser will not arrange purchases or sales of portfolio investments between the Trust and other accounts advised by the Adviser or its affiliates unless (a) such purchases or sales are in accordance with applicable law and the rules and regulations thereunder (including Rule 17a-7 under the 1940 Act) and the Trust's policies and procedures, (b) the Adviser determines the purchase or sale is in the best interests of the Trust, and (c) the Trust's Board of Trustees has approved these types of transactions.

      To the extent the Trust seeks to adopt, amend or eliminate any objective, policies, restrictions or procedures in a manner that modifies or restricts the Adviser's authority regarding the execution of the Trust's portfolio transactions, the Trust agrees to use commercially reasonable efforts to consult with the Adviser regarding the modifications or restrictions prior to such adoption, amendment or elimination.

      The Adviser will communicate to the officers and trustees of the Trust such information relating to transactions for the Trust as they may reasonably request. In no instance will portfolio assets be purchased by or sold to the Adviser or any affiliated person of either the Trust or the Adviser, except as may be permitted under the 1940 Act, the rules and regulations thereunder or any applicable exemptive orders.

      The Adviser further agrees that it:

             (a) will use the same degree of skill and care in providing such services as it uses in providing services to other fiduciary accounts for which it has investment responsibilities;


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             (b) will (i) conform in all material respects to all applicable rules and regulations of the SEC and Commodity Futures Trading Commission ("CFTC"), (ii) comply in all material respects with all policies and procedures adopted by the Board of Trustees for the Trust and communicated to the Adviser and, (iii) conduct its activities under this Agreement in all material respects in accordance with any applicable regulations of any governmental authority pertaining to its investment advisory, commodity pool operator and commodity trading advisory activities;

             (c) will report regularly to the Board of Trustees (generally on a quarterly basis) and will make appropriate persons available for the purpose of reviewing with representatives of the Board of Trustees on a regular basis at reasonable times regarding the management of the Trust, including, without limitation, review of the general investment strategies of the Trust, the performance of the Trust's investment portfolio in relation to relevant standard industry indices and general conditions affecting the marketplace and will provide various other reports from time to time as reasonably requested by the Board of Trustees; and

             (d) will prepare and maintain such books and records with respect to the Trust's securities and other transactions as required under applicable law and will prepare and furnish the Trust's Board of Trustees such periodic and special reports as the Board of Trustees may reasonably request. The Adviser further agrees that all records which it maintains for the Trust are the property of the Trust and the Adviser will surrender promptly to the Trust any such records upon the request of the Trust (provided, however, that Adviser shall be permitted to retain copies thereof); and shall be permitted to retain originals (with copies to the Trust) to the extent required under Rule 204-2 under the Investment Advisers Act of 1940 or other applicable law and the rules and regulations thereunder.

       7. The Adviser agrees to pay (i) all organization costs and (ii) all offering costs of the Trust (other than sales load but including a partial reimbursement of certain underwriter expenses incurred in connection with the offering as described in the Trust's prospectus) that exceed 0.20% (or $0.02 per Common Share (as such term is defined in the Trust's prospectus)) of the Trust's aggregate offering price. The terms "organization costs" and "offering costs" shall have the meanings ascribed to them in Sections 8.24-8.31 of the AICPA Audit and Accounting Guide for Investment Companies dated May 1, 2016.

       8. Subject to applicable statutes and regulations, it is understood that officers, trustees, or agents of the Trust are, or may be, interested persons (as such term is defined in the 1940 Act and rules and regulations thereunder) of the Adviser as officers, directors, agents, shareholders or otherwise, and that the officers, directors, shareholders and agents of the Adviser may be interested persons of the Trust otherwise than as trustees, officers or agents.

       9. The Adviser shall not be liable for any loss sustained by reason of the purchase, sale or retention of any security or other asset, whether or not such purchase, sale or retention shall have been based upon the investigation and research made by any other individual, firm or corporation, if such recommendation shall have been selected with due care and in good faith, except


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loss resulting from willful misfeasance, bad faith, or gross negligence on the part of the Adviser in the performance of its obligations and duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

      10. Subject to obtaining the initial and periodic approvals required under
Section 15 of the 1940 Act (after taking into effect any exemptive order, no-action assurances, or other relief, rule or regulation upon which the Trust may rely), the Adviser may retain one or more sub-advisers at the Adviser's own cost and expense for the purpose of furnishing one or more of the services described in Section 1 hereof with respect to the Trust. In addition, the Adviser may adjust from time to time the duties delegated to any sub-adviser, the portion of portfolio assets of the Trust that the sub-adviser shall manage and the fees to be paid to the sub-adviser pursuant to any sub-advisory agreement or other arrangement entered into in accordance with this Agreement, subject to the approvals set forth in Section 15 of the 1940 Act if required after taking into account any exemptive order, no action assurances or other relief, rule or regulation upon which the Trust may rely. Retention of a sub-adviser shall in no way reduce the responsibilities or obligations of the Adviser under this Agreement and the Adviser shall be responsible to the Trust for all acts or omissions of any sub-adviser in connection with the performance of the Adviser's duties hereunder.

      11. The Trust acknowledges that the Adviser now acts, and intends in the future to act, as an investment adviser to other managed accounts and as investment adviser or investment sub-adviser to one or more other investment companies. In addition, the Trust acknowledges that the persons employed by the Adviser to assist in the Adviser's duties under this Agreement will not devote their full time to such efforts. It is also agreed that the Adviser may use any supplemental research obtained for the benefit of the Trust in providing investment advice to its other investment advisory accounts and for managing its own accounts.

      12. This Agreement shall be effective on the date provided above, provided it has been approved in the manner required by the 1940 Act (after taking into effect any exemptive order, no-action assurances, or other relief, rule or regulation upon which the Trust may rely). This Agreement shall continue in effect until the two-year anniversary of the date of its effectiveness, unless and until terminated by either party as hereinafter provided, and shall continue in force from year to year thereafter, but only as long as such continuance is specifically approved, at least annually, in the manner required by the 1940 Act (after taking into effect any exemptive order, no-action assurances, or other relief, rule or regulation upon which the Trust may rely).

      This Agreement shall automatically terminate in the event of its assignment, and may be terminated at any time without the payment of any penalty by the Trust or by the Adviser upon sixty (60) days' written notice to the other party. The Trust may effect termination by action of the Board of Trustees or by vote of a majority of the outstanding voting securities of the Trust, accompanied by appropriate notice. This Agreement may be terminated, at any time, without the payment of any penalty, by the Board of Trustees, or by vote of a majority of the outstanding voting securities of the Trust, in the event that it shall have been established by a court of competent jurisdiction that the Adviser, or any officer or director of the Adviser, has taken any action which results in a breach of the material covenants of the Adviser set forth herein. Termination of this Agreement shall not affect the right of the Adviser


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to receive payments on any unpaid balance of the compensation, described in
Section 3, earned prior to such termination and for any additional period during which the Adviser serves as such for the Trust, subject to applicable law. The terms "assignment" and "vote of the majority of outstanding voting securities" shall have the same meanings set forth in the 1940 Act and the rules and regulations thereunder.

      13. This Agreement may be amended or modified only by a written instrument executed by both parties.

      14. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder shall not be thereby affected.

      15. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for receipt of such notice.

      16. All parties hereto are expressly put on notice of the Trust's Declaration of Trust and all amendments thereto, a copy of which is on file with the Secretary of the Commonwealth of Massachusetts and the limitation of shareholder and trustee liability contained therein. This Agreement is executed on behalf of the Trust by the Trust's officers as officers and not individually and the obligations imposed upon the Trust by this Agreement are not binding upon any of the Trust's Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust, and persons dealing with the Trust must look solely to the assets of the Trust for the enforcement of any claims.

      17. This Agreement shall be construed in accordance with applicable federal law and (except as to Section 16 hereof, which shall be construed in accordance with the laws of Massachusetts) the laws of the State of Illinois.

      18. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any person or entity that is not a party hereto.

      19. Any action brought on or with respect to this Agreement or any other document executed in connection herewith or therewith by a party to this Agreement against another party to this Agreement shall be brought only in a court of competent jurisdiction in Chicago, Cook County, Illinois, or if venue does not lie in any such court only in a court of competent jurisdiction within the State of Illinois (the "Chosen Courts"). Each party to this Agreement (a) consents to jurisdiction in the Chosen Courts; (b) waives any objection to venue in any of the Chosen Courts; and (c) waives any objection that any of the Chosen Courts is an inconvenient forum. In any action commenced by a party hereto against another party to the Agreement, there shall be no right to a jury trial. THE RIGHT TO A TRIAL BY JURY IS EXPRESSLY WAIVED TO THE FULLEST EXTENT PERMITTED BY LAW.


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      IN WITNESS WHEREOF, the Trust and the Adviser have caused this Agreement to be executed on the day and year above written.

                                              FIRST TRUST SENIOR FLOATING RATE
                                                  2022 TARGET TERM FUND



                                              By: /s/ Donald P. Swade
                                                  -----------------------------
                                              Name:  Donald P. Swade
                                              Title: Treasurer and CFO


ATTEST: /s/ W. Scott Jardine
        ----------------------------
Name:   W. Scott Jardine
Title:  Secretary

                                              FIRST TRUST ADVISORS L.P.



                                              By: /s/ Andy Roggensack
                                                  -----------------------------
                                              Name:  Andy Roggensack
                                              Title: President


ATTEST: /s/ W. Scott Jardine
        ----------------------------
Name:   W. Scott Jardine
Title:  Secretary